QuickLinks -- Click here to rapidly navigate through this document

Exhibit 5.2

August 21, 2002

VIA HAND DELIVERY
Zions Bancorporation
One South Main Street, Suite 1134
Salt Lake City, Utah 84111

Zions Capital Trust B
c/o Zions Bancorporation
One South Main Street, Suite 1134
Salt Lake City, Utah 84111

        Ladies and Gentlemen:

        In connection with the registration under the Securities Act of 1933 (the "Act") on Form S-3 (File No. 333-89202), as amended from time to time (collectively the "Registration Statement"), of:

        (a)  $285,000,000 aggregate liquidation amount of the 8.00% Capital Securities ($25 per security) (the "Capital Securities") of Zions Capital Trust B, a Delaware statutory business trust (the "Trust");

        (b)  the guarantee by Zions Bancorporation, a Utah corporation (the "Company"), on a subordinated basis, of the payment of distributions and the redemption or liquidation price of the Capital Securities (the "Guarantee"); and

        (c)  the related 8.00% Junior Subordinated Debentures of the Company (the "Debentures" and, collectively with the Capital Securities and the Guarantees, the "Securities"),

we, as counsel to the Company have examined the originals, or copies identified to our satisfaction, of such minutes, agreements, corporate records and filings and other documents necessary to or appropriate for our opinion contained in this letter (the "Transaction Documents"). In our examination of the Transaction Documents, we have assumed the genuineness of all signatures that exist on those documents and have assumed the authenticity and regularity of each of the Transaction Documents submitted to us. We have also relied as to certain matters of fact upon representations made to us by public officials, officers and agents of the Company, and other sources we believe to be responsible.

        Based upon and in reliance on the foregoing, it is our opinion that, when:

        1.    the guarantee agreement related to the Guarantee of the Capital Securities of the Trust (the "Guarantee Agreement") has been duly authorized, executed and delivered by each of the parties thereto substantially in the form filed as an exhibit to the Registration Statement; and

        2.    the amended and restated trust agreement relating to the issuance of Capital Securities by such Trust (the "Amended and Restated Trust Agreement") has been duly authorized, executed and delivered by each of the parties thereto substantially in the form filed as an exhibit to the Registration Statement; and

        3.    the indenture relating to the Debentures (the Indenture") has been duly authorized, executed and delivered by each of the parties thereto substantially in the form filed as an exhibit to the Registration Statement, and when the Debentures have been duly executed and authenticated in accordance with the indenture and issued and sold to such Trust as contemplated in the Registration Statement; and

        4.    the Capital Securities have been duly authorized, executed, authenticated and issued and sold in accordance with the Amended and Restated Trust Agreement and as contemplated in the Registration Statement, the Debentures and the Guarantees will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

        Although we have reviewed the Transaction Documents, and have made such inquiries as we deem appropriate under the circumstances, we have not verified independently the existence or absence of all of the facts set forth in each such Transaction Document.

        Our opinion, as set forth herein, is subject to the following further qualifications:

        (A)  This opinion speaks only as of its date and you understand that this firm has no obligation to advise you of any changes of law or fact that occur after the date of this opinion, even if the change may affect the legal analysis, a legal conclusion or any informational confirmation in this opinion.

        (B)  Members of our firm are admitted to the Bar in the State of Utah. This opinion is limited to the federal laws of the United States and the laws of the States of Utah and New York, and we have not been asked to address nor have we addressed or expressed an opinion on the laws of any other jurisdiction. The Securities may be issued from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof. With respect to all matters of New York law, we have, with your approval, relied upon the opinion, dated the date hereof, of Sullivan & Cromwell, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Sullivan & Cromwell. We believe you and we are justified in relying on such opinion for such matters.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Validity of the Securities" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
/s/ CALLISTER NEBEKER & McCULLOUGH CALLISTER NEBEKER & McCULLOUGH A Professional Corporation

QuickLinks

  Exhibit 5.2